Exhibit 23.9

CONSENT OF CROWE CHINA CERTIFIED PUBLIC ACCOUNTANTS

Flag Ship Acquisition Corporation

26 Broadway, Suite 934

New York, New York 10004

February 13, 2025

Ladies and Gentlemen:

We hereby consents to references to our name in the registration statement on Form F-4 (together with any amendments thereto, the “Registration Statement”) in relation to the merger among Flag Ship Acquisition Corporation, Great Rich Technologies Limited and its subsidiaries filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

We hereby consent to the use of our financial due diligence report on Great Rich Technologies Limited and its subsidiaries as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Crowe China Certified Public Accountants
Crowe China Certified Public Accountants